UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SEABRIDGE GOLD INC.

(Exact name of Registrant as specified in its charter)

CANADA (State or jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

172 King Street East, 3rd Floor Toronto, Ontario, Canada (Address of principal executive offices)	M5A 1J3 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered

Common Stock, no par value	The American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ X ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [   ]

Securities Act registration statement file number to which this form relates: _________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.     Description of Registrant’s Securities to be Registered.

Common Shares

This Form 8-A12B hereby registers the Registrant’s class of common shares without par value (the “Common Shares”). The authorized capital of the Registrant consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares. As at March 29, 2004, the Registrant had 27,659,785 fully paid and non-assessable Common Shares issued and outstanding and no Preferred Shares outstanding.

All Common Shares rank equally as to (i) voting rights, (ii) dividend rights, and (iii) participation in a distribution of the assets of the Registrant in the event of a liquidation, dissolution or winding-up of the Registrant. In the event of a liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, holders of the Common Shares will be entitled to receive on a pro rata basis, all of the net assets remaining after the Registrant has discharged its liabilities. Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Registrant. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by the Registrant. Provisions as to the modifications, amendments or variations of such rights or such provisions are contained in the Business Corporations Act (Canada).

There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that such purchase or redemption is either made through a stock exchange, from a bona fide employee of the Registrant or an affiliate or his personal representative, or is under an offer to purchase pro rata made to every holder or is required to be made pursuant to the Business Corporations Act (Canada) upon exercise by the holder of certain dissent provisions or shareholders remedies set out therein, and provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action. The Registrant is limited in its ability to pay dividends on its Common Shares by limitations under the Business Corporations Act (Canada) which is related to the sufficiency of profits from which dividends may be paid.

Pursuant to applicable provisions of the Business Corporations Act (Canada), no right or special right attached to shares issued by the Registrant may be prejudiced, altered or otherwise interfered with unless the members of the class of shareholders affected consent to such action by a separate resolution of the members of the class adopted by at least a majority of two-thirds of the votes cast with respect to the resolution.

Item 2.    Exhibits.

The following exhibits are filed as a part of this Registration Statement:

1.  Registration Statement on Form 20-F filed March 2004 (incorporated by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant:	SEABRIDGE GOLD INC.

Date:	March 30, 2004

By:	/s/ Rudi Fronk